Exhibit 99.1

Confidential

Dated 10 December 2021
INDUSTRIAL PARTNERSHIP INVESTMENTS PROPRIETARY LIMITED And Remgro Limited And GOOD FALKIRK (MI) LIMITED And TAYLOR MARITIME INVESTMENTS LIMITED
AGREEMENT for the sale and purchase of certain shares of Grindrod Shipping Holdings Ltd.

Contents

Clause		Page

1	Definitions and interpretation	1

2	Agreement to sell the Sale Shares	4

3	Consideration and Deposit	4

4	Completion	5

5	Seller’s director	6

6	Seller’s Warranties	6

7	Buyer’s Warranties	7

8	Confidentiality	8

9	Buyer Guarantee	10

10	Seller Guarantee	12

11	Entire agreement	13

12	Further assurances	13

13	Miscellaneous	14

14	Notices	14

15	Assignment
		15
16	Governing law
		16
17	Jurisdiction
		16

Schedule 1 The Company		17

Schedule 2 Completion		18

THIS AGREEMENT is dated                                             and is made between:

(1)	INDUSTRIAL PARTNERSHIP INVESTMENTS PROPRIETARY LIMITED (company registration number 1975/004528/07) whose registered office is at Millenia Park, 16 Stellentia Avenue, Stellenbosch, South Africa 7600 (the Seller);

(2)	REMGRO LIMITED (company registration number 1968/006415/06) whose registered office is at Millennia Park, 16 Stellentia Avenue, Stellenbosch, 7600 (the Seller Guarantor);

(3)	GOOD FALKIRK (MI) LIMITED (company registration number 96379) whose registered office is at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Republic of the Marshall Islands MH 96960, a wholly-owned subsidiary of the Buyer Guarantor (the Buyer); and

(4)	TAYLOR MARITIME INVESTMENTS LIMITED (company registration number 69031) whose registered office is at Sarnia House, Le Truchot, St Peter Port, Guernsey GY1 1GR Channel Islands (the Buyer Guarantor).

NOW IT IS HEREBY AGREED as follows:

BACKGROUND

(A)        The Seller wishes to sell and the Buyer wishes to buy the Sale Shares (as defined below).

(B)	The Buyer has agreed to pay the Deposit (as defined below) to the Seller subject to the provisions of this Agreement.

1	Definitions and interpretation

1.1	In this Agreement, unless the context requires otherwise:

Business Day means a day other than a Saturday or Sunday on which banks are ordinarily open for the transaction of normal banking business in Johannesburg, South Africa and New York, USA

Buyer’s CSDP means Computershare

Company means Grindrod Shipping Holdings Ltd. further details of which are set out in Schedule 1

Completion means completion of the sale and purchase of the Sale Shares by the performance by the parties of their respective obligations under clause 4.2 and Schedule 2

Computershare means Computershare Proprietary Limited (registration number 2000/006082/07), a private company duly incorporated in accordance with the laws of South Africa and a CSDP approved by Strate

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CSDP means a Central Securities Depository Participant

Deposit means the sum of USD 20,000,000

Distribution means any dividend (whether in cash or in specie) or other distribution or return of capital including a redemption, repurchase, or reduction of or in the share capital of the Company that, in each case, result in a payment or transfer of assets to the Seller in respect of the Sale Shares

Encumbrance means any mortgage, charge, pledge, lien, option, restriction, right of first refusal, right of pre-emption, claim, right, interest or preference granted to any third party, or any other encumbrance or security interest of any kind (or an agreement or commitment to create any of the same)

JSE means the JSE Limited (registration number 2005/022939/06), a public company duly incorporated in accordance with the laws of South Africa

Longstop Date means 28 February 2022 or such later date as may be agreed between the Buyer and Seller in writing

Partial Completion Shares means 1,111,111 Sale Shares

Purchase Price has the meaning set out in clause 3.1

Sale Shares means the 4,329,580 issued ordinary no par value shares in the capital of the Company together with any bonus shares or securities in the capital of the Company issued to the Seller in the period from (but excluding) the date of this Agreement up to (but excluding) the date of Completion (or any shares or securities arising on any capital reorganisation of the Company in substitution in whole or in part for the current issued ordinary shares in the Company and effected during such period) and Sale Share means any one of them

Seller's Bank Account means the USD bank account of Remgro USA Limited at HSBC Bank plc IBAN: GB39 MIDL 4005 1570 9168 53; BIC MIDLGB22 Account Number: 70916853

Seller’s CSDP means Computershare

Seller’s Group means the Seller Guarantor and its subsidiary undertakings from time to time

Share Purchase Documents has the meaning set out in clause 11.1(a)

South Africa means the Republic of South Africa

Strate means Strate Proprietary Limited, licenced as a central securities depository in terms of the South African Financial Markets Act, 2012

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Surviving Provisions means clause 4.4(b), clause 8 (Confidentiality), clause 11 (Entire Agreement), and 13 (Miscellaneous) to 17 (Jurisdiction)

1.2	In this Agreement, unless the context requires otherwise:

(a)	a document expressed to be in the Agreed Form means a document in a form which has been agreed by the parties and signed or initialled by them or on their behalf, for the purposes of identification;

(b)	the table of contents and the headings are inserted for convenience only and do not affect the interpretation of this Agreement;

(c)	references to clauses and Schedules are to clauses of, and Schedules to, this Agreement, references to this Agreement include its Schedules and references to a Part or paragraph are to a Part or paragraph of a Schedule to this Agreement;

(d)	references to this Agreement or any other document or to any specified provision of this Agreement or any other document are to this Agreement, that document or that provision as from time to time amended in accordance with the terms of this Agreement or that document or, as the case may be, with the agreement of the relevant parties;

(e)	words importing the singular include the plural and vice versa, words importing a gender include every gender;

(f)	references to a person include an individual, corporation, partnership, any unincorporated body of persons and any government entity;

(g)	references to any English legal term for any action, remedy, method of judicial proceeding, legal document, legal status, Court, official or any legal concept or thing shall in respect of any jurisdiction other than England be deemed to include what most nearly approximates in that jurisdiction to the English legal term;

(h)	subsidiary undertaking has the meaning set out in section 1162 of the United Kingdom Companies Act 2006

(i)	references to Rand or ZAR are to the lawful currency from time to time of South Africa and references to Dollars or USD are to the lawful currency from time to time of the United States of America; and

(j)	the rule known as ejusdem generis shall not apply, and accordingly words introduced by words and phrases such as include, including, other and in particular shall not be given a restrictive meaning or limit the generality of any preceding words or be construed as being limited to the same class as the preceding words where a wider construction is possible.

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2	Agreement to sell the Sale Shares

2.1	The Seller shall sell to the Buyer, and the Buyer shall buy, the Sale Shares from the Seller with full title guarantee and free from all Encumbrances.

2.2	Title to and beneficial ownership of the Sale Shares shall pass on Completion together with all associated rights and benefits attaching or accruing to them on or after Completion.

2.3	The Seller shall not sell, charge or otherwise dispose of the Sale Shares or agree to do any of the foregoing (other than in relation to the transaction contemplated by this Agreement) unless and until this Agreement is terminated in accordance with its terms.

2.4	The parties acknowledge that the Sale Shares have not been and will not be registered under the US Securities Act of 1933, as amended, and are being offered and sold hereunder in an “offshore transaction” to a non-“US person” as such terms are defined in and in accordance with Regulation S.

3	Consideration and Deposit

3.1	The consideration for the sale of the Sale Shares shall be USD 18.00 per Sale Share, giving an aggregate purchase price of USD 77,932,440, subject to any adjustment under clause 3.2 below (as so adjusted, the Purchase Price) and shall be payable in accordance with clause 3.4.

3.2	The purchase price per Sale Share will be reduced by the amount equal to the value (on a per Sale Share basis) of any Distribution declared, paid or payable by the Company with a record date in the period from (but excluding) the date of this Agreement up to (but excluding) the date of Completion other than the dividend declared by the Company on 17 November 2021 with a record date of 3 December 2021.

3.3	The Buyer shall pay the Seller on the date on which the Purchase Price is paid to the Seller interest on an amount equal to the Purchase Price less the Deposit for the period from (but excluding) 10 December 2021 up to (and including) the date of actual payment at the annual rate of 3 per cent., such interest to accrue from day to day, provided that if the Buyer fails to pay the Purchase Price in full by no later than the Longstop Date the outstanding portion of the Purchase Price less the Deposit shall accrue interest at the annual rate of 6 per cent. (in substitution for the annual rate of 3 per cent. referred to above) from (but excluding) the Longstop Date up to (and including) the actual date of payment of the full Purchase Price. Payments under this clause 3.3 shall be made in USD to the Seller’s Bank Account.

3.4	An amount equal to the Purchase Price, less the Deposit, shall be payable by the Buyer in cash in ZAR on Completion in accordance with Schedule 2. The payment to be made at Completion will be calculated by converting the Purchase Price, less the Deposit, into ZAR at the prevailing mid-point exchange rate on Reuters on the date two Business Days before Completion. At Completion the Seller shall procure that the Deposit is applied in accordance with Schedule 2 in partial satisfaction of the Buyer’s obligation to pay the Purchase Price.

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3.5	The Buyer shall pay the Deposit to the Seller’s Bank Account in USD (the Deposit Account) against signature of this Agreement by the Buyer and the Buyer shall provide the Seller with written proof of such payment. The Seller shall, and shall procure that the holder of the Deposit Account (if not the Seller) shall, hold the Deposit in the Deposit Account in USD, and shall only use the Deposit in accordance with, and for the purposes set out in, this Agreement. No interest will accrue on the Deposit.

4	Completion

4.1	Completion shall take place on the earlier of 2 Business Days after the Buyer gives notice to complete in writing to the Seller and (subject to this clause 4) the Longstop Date.

4.2	At Completion the Sale Shares shall be transferred in dematerialised form by Strate through the relevant CSDPs in accordance with the usual settlement procedures applicable to off-market transactions in dematerialised shares listed on the JSE and:

(a)	the Seller shall do those things listed in Part A of Schedule 2; and

(b)	the Buyer shall do those things listed in Part B of Schedule 2.

4.3	If the Buyer has not complied with its obligations under clause 4.2 or Schedule 2 by 5pm (Johannesburg time) on the Longstop Date then the Seller may:

(a)	proceed to Completion in respect of the Partial Completion Shares and shall procure that the Deposit is used to satisfy in full the Buyer’s obligation to pay consideration in respect of the Partial Completion Shares by procuring the payment of the ZAR equivalent of such amount (converted in accordance with clause 3.4) to the Buyer’s CSDP (and the Seller is hereby irrevocably authorised by the Buyer to do so) to allow settlement of such consideration, but without prejudice to the Parties' rights and obligations to Complete in relation to the balance of the Sale Shares; or

(b)	immediately terminate the Agreement by written notice to the Buyer and the Buyer Guarantor.

4.4	If this Agreement is terminated in accordance with clause 4.3(b), all rights and obligations of the Seller and the Buyer under this Agreement shall end (except for rights and obligations under the Surviving Provisions which shall remain in full force and effect) and:

(a)	the Parties shall have no further liability in connection with this Agreement whatsoever, including in respect of any rights or liabilities that have accrued before the date of termination; and

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(b)	the Seller shall procure that the Deposit is immediately repaid to the Buyer in USD to a bank account specified by the Buyer in writing.

5	Seller’s director

The Seller will use reasonable endeavours to procure that, with effect from Completion or as soon as practicable thereafter, one person nominated by the Buyer shall be appointed to the board of directors of the Company and shall procure that the Seller’s representative on the board of directors of the Company (including his alternative) shall resign their office with effect from Completion.

6	Seller’s Warranties

6.1	The Seller warrants to the Buyer at the date of this Agreement and at the date of Completion that:

(a)	the Sale Shares have been validly issued and allotted and are fully paid up;

(b)	the Seller is the sole legal and beneficial owner of and is entitled to sell and transfer or procure the sale and transfer of the full legal and beneficial ownership in the Sale Shares to the Buyer on the terms set out in this Agreement;

(c)	there is no Encumbrance on, over or affecting the Deposit or the Sale Shares and there is no agreement or commitment to give or create any such Encumbrance;

(d)	that the relationship agreement between the Seller (or any member of the Seller’s Group), Nailsea Investments Proprietary Limited and Grindrod Investments Proprietary Limited has been fully terminated and neither Nailsea Investments Proprietary Limited nor Grindrod Investments Proprietary Limited nor any other person has any rights in respect of the Sale Shares or the transaction contemplated by this Agreement, including but not limited to any rights of pre-emption, drag-along or tag-along rights or other similar rights;

(e)	the Seller has the right, power and authority and has taken all action necessary to execute and deliver, and to exercise its rights and perform its obligations under, this Agreement and the Agreement constitutes legal, valid and binding obligations of the Seller enforceable in accordance with its terms;

(f)	the execution and delivery of, and the performance by it of its obligations under, and compliance with the provisions of, this Agreement will not result in:

(i)	any breach of, or constitute a default under, any agreement to which it is a party or by which it is bound; or

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(ii)	any breach of any law or regulation in any jurisdiction having the form of law or of any order, judgment or decree of any court or governmental agency by which it is bound;

(g)	no consent, authorisation, licence or approval of or notice to the Seller's shareholders or any governmental, administrative, judicial or regulatory body, authority or organisation is required to authorise the execution, delivery, validity, enforceability or admissibility in evidence of this Agreement or the performance by the Seller of its obligations under this Agreement or will be required as a consequence of this Agreement;

(h)	the Seller has not become insolvent under the laws of its jurisdiction of incorporation;

(i)	the Seller has not ceased to carry on business by reason of its insolvency, stopped payment of its debts or any class of them or entered into any compromise or arrangement in respect of its debts or any class of them, nor has any step been taken to do any of those things; and

(j)	the Seller has not been dissolved or entered into liquidation, administration, moratorium, administrative receivership, receivership, a voluntary arrangement, a scheme of arrangement with creditors, any analogous or similar procedure in any jurisdiction or any other form of procedure relating to insolvency, reorganisation or dissolution in any jurisdiction, nor has a petition been presented or other step been taken by any person with a view to any of those things.

7	Buyer’s Warranties

7.1	The Buyer warrants to the Seller at the date of this Agreement and at Completion that:

(a)	the Buyer has the right, power and authority and has taken all action necessary to execute and deliver, and to exercise its rights and perform its obligations under, this Agreement and the Agreement constitutes legal, valid and binding obligations of it enforceable in accordance with its terms;

(b)	the execution and delivery of, and the performance by it of its obligations under, and compliance with the provisions of, this Agreement will not result in:

(i)	any breach of, or constitute a default under, any agreement to which it is a party or by which it is bound; or

(ii)	any breach of any law or regulation in any jurisdiction having the form of law or of any order, judgment or decree of any court or governmental agency by which it is bound;

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(c)	no consent, authorisation, licence or approval of or notice to the Buyer’s shareholders or any governmental, administrative, judicial or regulatory body, authority or organisation is required to authorise the execution, delivery, validity, enforceability or admissibility in evidence of this Agreement or the performance by the Buyer of its obligations under this Agreement or will be required as a consequence of this Agreement;

(d)	the Buyer has not become insolvent under the laws of its jurisdiction of incorporation;

(e)	the Buyer has not ceased to carry on business by reason of its insolvency, stopped payment of its debts or any class of them or entered into any compromise or arrangement in respect of its debts or any class of them, nor has any step been taken to do any of those things; and

(f)	the Buyer has not been dissolved or entered into liquidation, administration, moratorium, administrative receivership, receivership, a voluntary arrangement, a scheme of arrangement with creditors, any analogous or similar procedure in any jurisdiction or any other form of procedure relating to insolvency, reorganisation or dissolution in any jurisdiction, nor has a petition been presented or other step been taken by any person with a view to any of those things.

8	Confidentiality

8.1	In this clause 8:

Affiliates means, in relation to any person, any other person who Controls or is Controlled by, or under common Control with, that person

Authorised Recipient means:

(a)	a party’s Related Persons and advisers in each case where such persons need to know the Transaction Information for the purposes of the Transaction; and

(b)	in addition, in the case of the Buyer, any bank or other prospective provider of financing

Control means when a person directly or indirectly holds or controls a majority of the voting rights of, or the right to appoint or remove a majority of the board of directors of, or the right to exercise a dominant influence over or otherwise control (by virtue of an undertaking's constitution or otherwise), another person and Controls and Controlled by shall have corresponding meanings

Related Persons means, in relation to a party, its Affiliates, and each of such party's and its Affiliates' respective directors, officers and employees at any time when the provisions of this Agreement apply

Transaction means the transactions contemplated by this Agreement

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Transaction Information means: (a) the fact of the Buyer’s interest in acquiring the Sale Shares; (b) the existence, status, progress and contents of the discussions between the parties about the Transaction, including the identity of the parties; (c) any terms proposed in relation to the Transaction; and (d) the existence and contents of this Agreement

8.2	Each party shall, in respect of Transaction Information:

(a)	keep the Transaction Information secret and confidential and not disclose the Transaction Information (disclosure for these purposes including, for the avoidance of doubt, disclosure by way of public announcement) to anyone except as permitted by the terms of this Agreement;

(b)	not to use the Transaction Information for any purpose other than the evaluation and execution of the Transaction;

(c)	apply the same security measures and degree of care to the Transaction Information as it applies to its own confidential information; and

(d)	immediately inform the other party upon becoming aware that Transaction Information has been disclosed in breach of the terms of this Agreement.

8.3	Each party shall:

(a)	notwithstanding clause 8.2, be permitted to make an announcement immediately after the execution of this Agreement and on Completion in each case as may be required by law or the rules of any listing authority, stock exchange or any regulatory or supervisory body;

(b)	notwithstanding clause 8.2, be permitted to disclose Transaction Information to an Authorised Recipient provided that the Transaction Information is disclosed in confidence, under the terms of this Agreement and only to the extent necessary for the Transaction; and

(c)	ensure that each Authorised Recipient to whom Transaction Information is disclosed (whether by a party or any of its respective Related Persons or advisers) is made aware of and observes the relevant party’s obligations under clause 8.2 (as if they were such Authorised Recipient's own obligations), and the disclosing party shall be responsible for the acts and omissions of such Authorised Recipients in connection with their use of the Transaction Information as if they were that party’s own acts and omissions under or in connection with the provisions of this Agreement.

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8.4	The provisions of clause 8.2 shall not prevent a party (the Disclosing Party) or its Authorised Recipient disclosing (disclosure for these purposes including, for the avoidance of doubt, disclosure by way of public announcement) Transaction Information to the extent required by:

(a)	any order of any court of competent jurisdiction or any competent judicial, governmental, regulatory or supervisory body which is lawfully entitled to require such disclosure;

(b)	the rules of any listing authority, stock exchange or any regulatory or supervisory body with which that party or such Authorised Recipient is bound to comply; or

(c)	applicable laws or regulations,

provided that, before any such disclosure of Transaction Information, the Disclosing Party shall (and shall procure that any Authorised Recipient to whom it or any of its Related Persons has disclosed Transaction Information shall) to the extent permitted by applicable law and regulation, inform the other party of such requirement and the information required to be disclosed, consult with the other party as to possible steps to avoid or limit disclosure, take such of those steps as the other party may reasonably require and, where the disclosure is to be by way of a public announcement, make reasonable efforts to agree the wording of the announcement with the other party in advance. If the Disclosing Party or relevant Authorised Recipient is not able to inform the other party before any Transaction Information is disclosed under this clause 8.4, the Disclosing Party shall (or shall procure that the relevant Authorised Recipient shall), to the extent permitted by applicable law and regulation, inform the other party as soon as practicable after the disclosure is made of the circumstances of the disclosure, the reasons for it and the Transaction Information that has been disclosed.

9	Buyer Guarantee

9.1	In consideration of the Seller entering into this Agreement, and subject to clause 9.6, the Buyer Guarantor unconditionally and irrevocably guarantees to the Seller the due and punctual performance of all the obligations and liabilities of the Buyer under or otherwise arising out of or in connection with this Agreement (as any of such obligations and liabilities may from time to time be varied, extended, increased or replaced).

9.2	If any obligation or liability of the Buyer expressed to be the subject of the guarantee contained in this clause 9 is not or ceases to be valid or enforceable against the Buyer (in whole or in part) on any ground whatsoever (including, but not limited to, any defect in or want of powers of the Buyer or irregular exercise of such powers, or any lack of authority on the part of any person purporting to act on behalf of the Buyer, or any legal or other limitation, disability or incapacity, or any change in the constitution of, or any amalgamation or reconstruction of the Buyer, or the Buyer taking steps to enter into or entering into bankruptcy, liquidation, administration or insolvency, or any other step being taken by any person with a view to any of those things), the Buyer Guarantor shall nevertheless be liable to the Seller in respect of that purported obligation or liability as if the same were fully valid and enforceable and the Buyer Guarantor were the principal debtor in respect thereof.

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9.3	The liability of the Buyer Guarantor under this clause 9 shall not be discharged or affected in any way by:

(a)	any variation, extension, increase, renewal, determination, release or replacement of any of the Share Purchase Documents, whether or not made with the consent or knowledge of the Buyer Guarantor; or

(b)	the Seller granting any time, indulgence, concession, relief, discharge or release to the Buyer or any other person.

9.4	Subject to clause 9.6, the Seller shall not be obliged to take any steps to enforce any rights or remedy against the Buyer or any other person before enforcing the guarantee contained in this clause 9.

9.5	Until the full and final discharge of all obligations and liabilities (both actual and contingent) which are the subject of this guarantee, the Buyer Guarantor:

(a)	waives all of its rights of subrogation, reimbursement and indemnity against the Buyer and agrees not to demand or accept any security from the Buyer in respect of any such rights and not to prove in competition with the Seller in the bankruptcy, liquidation or insolvency of the Buyer; and

(b)	agrees that it will not claim or enforce payment (whether directly or by set-off, counterclaim or otherwise) of any amount which may be or has become due to the Buyer Guarantor by the Buyer in respect of the obligations hereby guaranteed if and so long as the Buyer is in default under this Agreement.

9.6	Notwithstanding any other provisions of this clause 9, the Seller may not make any claim against the Buyer Guarantor in respect of any obligation or liability the subject of the guarantee contained in this clause 9 unless the Seller has first requested the Buyer to perform or discharge the relevant obligation or liability and the Buyer has failed to do so by second Business Day following such a request.

9.7	The Buyer Guarantor warrants that it has the right, power and authority and has taken all action necessary to execute and deliver, and to exercise its rights and perform its obligations under, this Agreement and the Agreement constitutes legal, valid and binding obligations of it enforceable in accordance with its terms;

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10	Seller Guarantee

10.1	In consideration of the Buyer entering into this Agreement, and subject to clause 10.6, the Seller Guarantor unconditionally and irrevocably guarantees to the Buyer the due and punctual performance of all the obligations and liabilities of the Seller under or otherwise arising out of or in connection with this Agreement (as any of such obligations and liabilities may from time to time be varied, extended, increased or replaced).

10.2	If any obligation or liability of the Seller expressed to be the subject of the guarantee contained in this clause 10 is not or ceases to be valid or enforceable against the Seller (in whole or in part) on any ground whatsoever (including, but not limited to, any defect in or want of powers of the Seller or irregular exercise of such powers, or any lack of authority on the part of any person purporting to act on behalf of the Seller, or any legal or other limitation, disability or incapacity, or any change in the constitution of, or any amalgamation or reconstruction of the Seller, or the Seller taking steps to enter into or entering into bankruptcy, liquidation, administration or insolvency, or any other step being taken by any person with a view to any of those things), the Seller Guarantor shall nevertheless be liable to the Buyer in respect of that purported obligation or liability as if the same were fully valid and enforceable and the Seller Guarantor were the principal debtor in respect thereof.

10.3	The liability of the Seller Guarantor under this clause 10 shall not be discharged or affected in any way by:

(a)	any variation, extension, increase, renewal, determination, release or replacement of any of the Share Purchase Documents, whether or not made with the consent or knowledge of the Seller Guarantor; or

(b)	the Buyer granting any time, indulgence, concession, relief, discharge or release to the Seller or any other person.

10.4	Subject to clause 10.6, the Buyer shall not be obliged to take any steps to enforce any rights or remedy against the Seller or any other person before enforcing the guarantee contained in this clause 10.

10.5	Until the full and final discharge of all obligations and liabilities (both actual and contingent) which are the subject of this guarantee, the Seller Guarantor:

(a)	waives all of its rights of subrogation, reimbursement and indemnity against the Seller and agrees not to demand or accept any security from the Seller in respect of any such rights and not to prove in competition with the Buyer in the bankruptcy, liquidation or insolvency of the Seller; and

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(b)	agrees that it will not claim or enforce payment (whether directly or by set-off, counterclaim or otherwise) of any amount which may be or has become due to the Seller Guarantor by the Seller in respect of the obligations hereby guaranteed if and so long as the Seller is in default under this Agreement.

10.6	Notwithstanding any other provisions of this clause 10, the Buyer may not make any claim against the Seller Guarantor in respect of any obligation or liability the subject of the guarantee contained in this clause 10 unless the Buyer has first requested the Seller to perform or discharge the relevant obligation or liability and the Seller has failed to do so by second Business Day following such a request.

10.7	The Seller Guarantor warrants that it has the right, power and authority and has taken all action necessary to execute and deliver, and to exercise its rights and perform its obligations under, this Agreement and the Agreement constitutes legal, valid and binding obligations of it enforceable in accordance with its terms.

11	Entire agreement

11.1	Each party acknowledges and agrees that:

(a)	this Agreement and all documents to be entered into pursuant to this Agreement (together the Share Purchase Documents) constitute the entire agreement between the parties and supersede any prior agreement, understanding, undertaking or arrangement between the parties relating to the subject matter of the Share Purchase Documents;

(b)	by entering into the Share Purchase Documents, they do not rely on any statement, representation, assurance or warranty of any person (whether a party to the Share Purchase Documents or not and whether made in writing or not) other than as expressly set out in the Share Purchase Documents;

(c)	no party may rescind or terminate this Agreement for breach of contract or for negligent or innocent misrepresentation or otherwise; and

(d)	nothing in this clause shall exclude or limit any liability for fraud.

12	Further assurances

The Seller shall execute or, so far as it is able, procure that any necessary third party shall execute all such documents and/or do or, so far as it is able, procure the doing of such acts and things as the Buyer shall after Completion reasonably require to give effect to this Agreement and any documents entered into pursuant to it and to give to the Buyer the full benefit of all the provisions of this Agreement.

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13	Miscellaneous

13.1	No amendment to this Agreement will be effective unless it is made in writing and signed by or on behalf of the parties.

13.2	This Agreement may be executed in any number of counterparts, and each of the executed counterparts, when duly exchanged or delivered, shall be deemed to be an original, but, taken together, they shall constitute one instrument.

13.3	Each of the parties shall be responsible for its respective legal and other costs incurred in relation to the negotiation, preparation and completion of this Agreement. Any securities transfer tax on the transfer of the Sale Shares or any of them, as contemplated in the South African Securities Transfer Tax Act, 2007, shall be paid by the Buyer.

13.4	A person who is not a party to this Agreement has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any of its terms.

14	Notices

14.1	A notice or other communication given under or in connection with this Agreement must be:

(a)	in writing;

(b)	in the English language; and

(c)	sent by the Permitted Method to the Notified Address.

14.2	The Permitted Method means any of the methods set column (1) below. A Notice given by the Permitted Method shall be deemed to be given and received on the date set out in column (2) below provided the notice is properly addressed and sent in full to the Notified Address:

(1) Permitted Method	(2) Date on which notice deemed given and received
Personal delivery	When left at the Notified Address if left before 5pm on a Business Day, and otherwise on the next Business Day
Ordinary prepaid airmail or prepaid recorded or special delivery (or the nearest local equivalent in the jurisdiction of the sender), where the Notified Address is in one country and the notice is sent from another	Six Business Days after posting

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(1) Permitted Method	(2) Date on which notice deemed given and received
Electronic mail, with the notice attached in PDF format	When sent if received before 5pm on a Business Day, and otherwise on the next Business Day (provided that no electronic notice of non-delivery is received by the sender and such electronic mail is followed within two Business Days by a copy of such Notice sent by personal delivery or prepaid recorded or special delivery (unless the intended recipient thereof, by reply email, waives delivery of such copy))

14.3	The Notified Address of each of the parties is as set out below:

Name of party	Address	Electronic mail address	Marked for the attention of:
Buyer or Buyer Guarantor	C/O Sanne Fund Services (Guernsey) Limited Sarnia House, Le Truchot, St Peter Port, Guernsey GY1 1GR Channel Islands	ed@tminvestments.com and as@tminvestments.com	Edward Buttery and Alexander Slee
Seller or Seller Guarantor	Millenia Park, 16 Stellentia Avenue, Stellenbosch, South Africa, 7600	pieter.uys@remgro.com; and wvw@remgro.com	Pieter Uys and Willem van Wyk

or such other Notified Address as any party may, by notice to the other, substitute for its Notified Address set out above.

15	Assignment

None of the parties shall be entitled to assign the benefit of any rights under this Agreement.

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16	Governing law

16.1	This Agreement shall be governed by and construed in accordance with English law.

16.2	The parties irrevocably agree that all disputes arising under or in connection with this Agreement, or in connection with the negotiation, existence, legal validity, enforceability or termination of this Agreement, regardless of whether the same shall be regarded as contractual claims or not, shall be exclusively governed by and determined only in accordance with English law.

17	Jurisdiction

17.1	The parties irrevocably agree that the courts of England and Wales are to have exclusive jurisdiction, and that no other court is to have jurisdiction to:

(a)	determine any claim, dispute or difference arising under or in connection with this Agreement or in connection with the negotiation, existence, legal validity, enforceability or termination of this Agreement, whether the alleged liability shall arise under the law of England or under the law of some other country and regardless of whether a particular cause of action may successfully be brought in the English courts (Proceedings);

(b)	grant interim remedies, or other provisional or protective relief.

17.2	The parties submit to the exclusive jurisdiction of the courts of England and Wales and accordingly any Proceedings may be brought against the parties or any of them or any of their respective assets in such courts.

17.3	The Seller and the Seller Guarantor hereby irrevocably authorise and appoint DLA Piper LLP (for the attention of Charles Cook) of 160 Aldersgate Street, London EC1A 4HT to accept on their behalf service of all legal process arising out of or in connection with any proceedings before the courts of England and Wales in connection with this Agreement. The Seller and the Seller Guarantor agree that:

(a)	failure by DLA Piper LLP to notify them of the process will not invalidate the proceedings concerned; and

(b)	if this appointment is terminated for any reason whatsoever, they will appoint a replacement agent having an office or place of business in England or Wales and will notify the Buyer of this appointment.

This Agreement has been entered into on the date stated at the beginning of this Agreement.

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Schedule 1
The Company

Date and place of incorporation	Republic of Singapore; 2 November 2017
Registered number	201731497H
Registered office	200 Cantonment Road #03-01, Southpoint, Singapore (089763)

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Schedule 2
Completion

Part A - Seller's obligations

1	At Completion, the Seller shall deliver, or procure the delivery of, the Sale Shares in dematerialised form through its CSDP to the Buyer’s CSDP.

2	At Completion the Seller shall procure that the Deposit is applied in satisfaction of the Purchase Price, by procuring payment of the ZAR equivalent of such amount (converted in accordance with clause 3.4) to the Buyer’s CSDP to allow settlement of the Purchase Price.

Part B - Buyer's obligations

1	At Completion, the Buyer shall pay the Purchase Price, less the Deposit, converted into ZAR in accordance with clause 3.4, through the Buyer’s CSDP, in immediately available funds to the Seller’s CSDP.

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Signed by INDUSTRIAL PARTNERSHIP

INVESTMENTS PROPRIETARY LIMITED

acting by Pieter Uys, a director,

/s/ Pieter Uys

in the presence of:

SIGNATURE OF WITNESS	/s/ Estelle Raubenheimer

Witness name:	Estelle Raubenheimer

Witness address:	16 Stellentia Avenue Millennia Park, Stellenbosch, Western Cape

Witness occupation:	Administrative Officer

Signed by REMGRO LIMITED

acting by Pieter Uys, a director,

/s/ Pieter Uys

in the presence of:

SIGNATURE OF WITNESS	/s/ Estelle Raubenheimer

Witness name:	Estelle Raubenheimer

Witness address:	16 Stellentia Avenue Millennia Park, Stellenbosch, Western Cape

Witness occupation:	Administrative Officer

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Signed by GOOD FALKIRK (MI) LIMITED acting by Sandra Platts, duly authorized signatory for TMI Director 1 Limited, the sole director of Good Falkirk (MI) Limited /s/ Sandra Platts in the presence of:

SIGNATURE OF WITNESS	/s/ Katrina Rowe

Witness name:	Katrina Rowe
Witness address:	Sarnia House Le Truchot St Peter Port Guernsey GY1 1GR

Witness occupation:	Company Secretary

Signed by TAYLOR MARITIME INVESTMENTS LIMITED acting by Sandra Platts, a director, /s/ Sandra Platts in the presence of:

SIGNATURE OF WITNESS	/s/ Katrina Rowe

Witness name:	Katrina Rowe

Witness address:	Sarnia House Le Truchot St Peter Port Guernsey GY1 1GR

Witness occupation:	Company Secretary

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